Exhibit 99.1

THE OGX GROUP

Special-Purpose Combined Financial Statements

and

Report of Independent Certified Public Accountants

For the Year Ended December 31, 2010

and

For the Nine Months Ended

September 30, 2011 and 2010 (Unaudited)

THE OGX GROUP

Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders

Concho Resources Inc.

We have audited the accompanying combined statement of assets and liabilities of the OGX Group (as defined in Note A) as of December 31, 2010, and the related combined statements of revenues and expenses, net investment and cash flows for year then ended (collectively, the “Special-Purpose Combined Financial Statements”). These Special-Purpose Combined Financial Statements are the responsibility of the OGX Group’s management. Our responsibility is to express an opinion on these Special-Purpose Combined Financial Statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the OGX Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the Special-Purpose Combined Financial Statements referred to above present fairly, in all material respects, the financial position of the OGX Group as of December 31, 2010, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A, the OGX Group is a group of related entities and not a separate stand-alone entity. The Special-Purpose Combined Financial Statements reflect the assets, liabilities, revenues and expenses directly attributable to the OGX Group, as well as allocations deemed reasonable by management to present the combined financial position, results of operations, net investment and cash flows of the OGX Group on a stand-alone basis and do not necessarily reflect the combined financial position, results of operations, net investment and cash flows of the OGX Group in the future or what they would have been had the OGX Group been a separate, stand-alone entity during the periods presented.

\s\Johnson Miller & Co., CPA’s PC

Midland, Texas

January 13, 2012

The OGX Group

Combined Statements of Assets and Liabilities

	December 31, 2010	September 30, 2011
		(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$8,081,492	$1,455,237
Accounts receivable:
Joint interest billings	2,398,263	10,236,728
Oil and gas sales	1,136,442	2,469,668
Due from related parties	3,269	2,504,712
Prepaid expenses	335,188	67,652

Total current assets	11,954,654	16,733,997

Oil and Gas Properties, net, Successful Efforts Method	54,689,670	86,632,010

Other Assets, net	6,224	4,357

Total assets	$66,650,548	$103,370,364

LIABILITIES AND NET INVESTMENT:
Current Liabilities
Accounts payable:
Trade	$4,225,706	$16,369,029
Oil and gas sales	1,732,271	6,761,969
Current portion of asset retirement obligation	138,583	231,193

Total current liabilities	6,096,560	23,362,191

Asset Retirement Obligation, net	771,848	940,723

Commitments and Contingencies

Net Investment	59,782,140	79,067,450

Total liabilities and net investment	$66,650,548	$103,370,364

See accompanying notes to combined financial statements.

The OGX Group

Combined Statements of Revenues and Expenses

	Year Ended December 31, 2010	Nine Months Ended September 30,
		2011	2010
		(Unaudited)
Operating revenues:
Oil and gas sales	$6,815,731	$9,584,478	$4,432,292
Saltwater disposal income	209,735	89,267	148,918
Other income	65,393	92,867	37,998

Total revenues	7,090,859	9,766,612	4,619,208

Operating costs and expenses:
Production costs	2,704,367	3,575,406	1,883,385
General and administrative expenses	2,965,924	2,404,947	2,230,581
Depreciation, depletion and amortization	3,113,415	4,472,375	2,338,858
Accretion of asset retirement obligations	35,425	35,970	26,646

Total operating costs and expenses	8,819,131	10,488,698	6,479,470

Deficit operating revenues over operating cost and expenses	(1,728,272)	(722,086)	(1,860,262)

Interest income, net	6,832	7,396	4,717

Deficit revenues over expenses	$(1,721,440)	$(714,690)	$(1,855,545)

See accompanying notes to combined financial statements.

The OGX Group

Combined Statements of Net Investment

Net Investment
Balance at January 1, 2010	$39,046,079
Net contributions	22,457,501
Deficit revenues over expenses	(1,721,440)

Balance at December 31, 2010	59,782,140
Net contributions (unaudited)	20,000,000
Deficit revenues over expenses (unaudited)	(714,690)

Balance, September 30, 2011 (unaudited)	$79,067,450

See accompanying notes to combined financial statements.

The OGX Group

Combined Statements of Cash Flows

	Year Ended December 31, 2010	Nine Months Ended September 30,
		2011	2010
		(Unaudited)
Cash flows from operating activities:
Deficit revenues over expenses	$(1,721,440)	$(714,690)	$(1,855,545)
Adjustments to reconcile deficit revenues over expenses to net cash provided by operating activities:
Depreciation, depletion and amortization	3,113,415	4,472,375	2,338,858
Accretion of asset retirement obligations	35,425	35,970	26,646
(Increase) decrease in:
Accounts receivable	(2,252,822)	(11,673,134)	(5,095,083)
Prepaid expenses	(300,667)	267,536	(307,781)
Increase (decrease) in:
Accounts payable	3,916,590	17,173,021	4,945,320

Net cash provided by operating activities	2,790,501	9,561,078	52,415

Cash flows from investing activities:
Net cash used in investing activities – Additions to oil and gas properties	(18,085,364)	(36,187,333)	(14,079,545)

Cash flows from financing activities:
Cash contributions by owners	22,769,746	20,299,388	16,102,909
Distributions to owners	(312,245)	(299,388)	(220,408)

Net cash provided by financing activities	22,457,501	20,000,000	15,882,501

Net increase (decrease) in cash and cash equivalents	7,162,638	(6,626,255)	1,855,371

Cash and cash equivalents, beginning of period	918,854	8,081,492	918,854

Cash and cash equivalents, end of period	$8,081,492	$1,455,237	$2,774,225

Noncash investing activities:

Additions and revisions to asset retirement costs and obligations	$147,552	$225,515	$159,953

See accompanying notes to combined financial statements.

THE OGX Group

Notes to Special-Purpose Combined Financial Statements

December 31, 2010 and September 30, 2011 (unaudited)

Note A. Organization and Basis of Presentation and History

Basis of Presentation

On November 2, 2011, Concho Resources Inc. announced that it had entered into definitive agreements to acquire for cash entities owning acreage in the Delaware Basin of Southeast New Mexico and West Texas from multiple parties for aggregate consideration of approximately $250 million (“Concho Acquisition”). The Concho Acquisition closed on November 18, 2011.

The accompanying combined financial statements include the accounts of the OGX Resources LLC (“Resources”), Delaware River SWD LLC, (“Delaware”) and OGX Acreage Fund, LP (“Acreage”) (collectively referred to as the “OGX Group”). All entities in the OGX Group were acquired in the Concho Acquisition. All operations are conducted in the United States, primarily in the Permian Basin of Southeast New Mexico and West Texas.

Note B. Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying combined financial statements follows:

Principles of Combination

The combined financial statements include the accounts of the OGX Group since their inception. All material intercompany balances and transactions have been eliminated.

Interim Financial Statements

The accompanying combined interim financial statements at September 30, 2011, and for the nine months ended September 30, 2011 and 2010, for the OGX Group have not been audited by the OGX Group’s independent certified public accountants. In the opinion of management, the accompanying combined interim financial statements reflect all adjustments necessary to present fairly the OGX Group’s financial position at September 30, 2011, and its results of operations and its cash flows for the nine months ended September 30, 2011 and 2010. All such adjustments are of a normal recurring nature. In preparing the accompanying combined interim financial statements, management has made certain estimates and assumptions that affect reported amounts in the combined interim financial statements and disclosures of contingencies. Actual results may differ from those estimates. The results from interim periods are not necessarily indicative of annual results.

Cash and Cash Equivalents

For financial statement purposes, the OGX Group considers all demand deposits, money market accounts and certificates of deposits purchased with an original maturity of three months or less to be cash equivalents.

From time to time, the OGX Group may have cash balances which exceed federally insured limits. The OGX Group has not experienced any losses in the accounts and believes it is not exposed to any significant credit risk.

Accounts Receivable

An allowance for doubtful accounts is maintained at a level which, in management’s judgment based upon past experiences in industry, is adequate to absorb credit losses. The amount of the allowance is based upon management’s continuous evaluation of the collectability of receivables.

At December 31, 2010 and September 30, 2011, the OGX Group considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

Oil and Gas Properties

The OGX Group’s oil and gas properties are stated at cost utilizing the successful efforts method of accounting. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed.

Capitalized acquisition costs relating to proved properties are depleted using the unit-of-production method based on total proved developed reserves. Capitalized exploratory drilling and development costs are depleted using the unit-of-production method based on proved developed reserves on a property-by-property basis.

Costs of significant nonproducing properties, wells in the process of being drilled and development projects are excluded from depletion until such time as the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Unproved oil and gas properties are periodically assessed for impairment on a project-by-project basis. The impairment assessment is affected by the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects. If the quantity of potential reserves determined by such evaluations is not sufficient to fully recover the cost invested in each project, the OGX Group will recognize an impairment loss at that time by recording an allowance.

Generally, no gain or loss will be recognized on the partial sale of interests in oil and gas properties and the sales proceeds will be credited to the applicable accumulated depletion, depreciation and amortization account.

Gain or loss will be recognized on sales of entire oil and gas property interest and from sales of partial interest if the disposition is significant enough to materially impact the depletion rate of the remaining property interest.

Repairs and maintenance are charged to expense as incurred; renewals and betterments, which significantly extend the useful lives, are capitalized.

The OGX Group reviews its proved oil and gas properties for impairment whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. For the year ended December 31, 2010 and for the nine months ended September 30, 2011 and 2010 (unaudited), no impairment expense was recorded.

Asset Retirement Obligations

The OGX Group accounts for its oil and gas property asset retirement obligation at fair value in the period in which it is incurred and a corresponding increase in the carrying value of the related oil and gas property asset. Changes in obligation due to the passage of time are recognized as an increase in the carrying amount of the liability and as corresponding accretion expense.

Production Costs

Production costs include lease operating expenses and production taxes and are charged to expense as incurred.

Environmental Costs

The OGX Group is subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the OGX Group to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

Environmental costs that relate to current operations are expensed or capitalized as appropriate. Costs are expensed when they relate to an existing condition caused by past operations and will not contribute to current or future revenue generation. Liabilities related to environmental assessments and/or remedial efforts are accrued when property or services are provided or can reasonably be estimated.

Revenue Recognition

The OGX Group’s oil and gas revenues are recorded using the sales method whereby oil and gas revenues are recognized based on the amount of oil and gas sold to the purchasers. For the year ended December 31, 2010 and the nine months ended September 30, 2011 and 2010 (unaudited), the OGX Group did not have any oil or gas imbalances.

The OGX Group does not recognize revenues until they are realized or realized and earned. Revenues are considered realized or realized and earned when: (a) persuasive evidence of an arrangement exists; (b) delivery has occurred or services have been rendered; (c) the seller’s price to the buyer is fixed or determinable; and, (d) collectability is reasonably assured.

Income Taxes

Federal income taxes are payable by the OGX Group’s members and, accordingly, no federal income tax provision is provided in the accompanying financial statements.

The OGX Group is subject to a Texas margin tax, which is payable by the OGX Group, equal to 1% of the OGX Group’s revenues less certain direct costs, including intangible drilling costs. For year ended December 31, 2010 and the nine months ended September 30, 2011 and 2010, the OGX Group incurred no Texas margin tax expense.

Estimates and Assumptions

The preparation of the OGX Group’s combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Presently, the accounting policy most affected by management’s estimates and assumptions are the determination of capitalizable oil and gas property cost and any impairment of long-lived assets.

Note C. Oil and Gas Properties

The following table sets forth information concerning the OGX Group’s oil and gas properties:

	December 31, 2010	September 30, 2011
		(Unaudited)
Proved oil and gas properties	$51,481,397	$83,663,572
Unproved oil and gas properties	33,732,688	37,963,361

	85,214,085	121,626,933
Less accumulated depreciation, depletion, amortization and impairment	(30,524,415)	(34,994,923)

Net oil and gas properties	$54,689,670	$86,632,010

Note D. Related Party Transactions

At December 31, 2010 and September 30, 2011, the OGX Group has accounts receivable due from a related party, in which certain owners of the OGX Group are partners, in the amount of $3,269 and $2,504,712 (unaudited), respectively. At December 31, 2010 and September 30, 2011, the OGX Group did not have any accounts payable due to related parties.

The administrative expenses include rental expense for office leases in the amount of $149,521 which was paid to an entity owned by management under non-cancelable operating leases.

Future minimum annual lease payments as of December 31, 2010, under the non-cancelable lease for each of the next five years ending December 31, and thereafter, are as follows:

2011	$149,162
2012	149,162
2013	149,162
2014	149,162
2015	—
Thereafter	—

$596,648

Note E. Asset Retirement

The following table summarizes the OGX Group’s asset retirement obligation changes for the year ended December 31, 2010 and for the nine months ended September 30, 2011:

	2010	2011
		(Unaudited)
Beginning of period	$727,454	$910,431
Addition incurred for new wells	194,583	239,040
Liabilities settled upon retirement	—	—
Accretion expense	35,425	35,970
Revisions in estimates	(47,031)	(13,525)

End of period	$910,431	$1,171,916

Note F. Commitments and Contingencies

The OGX Group is also subject to various claims and litigations arising from the normal course of business, none of which management believes will result in material adverse consequences to the OGX Group.

Note G. Concentrations of Credit Risk

Financial instruments that potentially expose the OGX Group to concentrations of credit risk consist primarily of unsecured receivables from crude oil and natural gas purchasers. A substantial portion of the OGX Group’s oil and gas reserves are located in Permian Basin of Southeast New Mexico and West Texas and may subject the OGX Group to delays or interruptions in production from these reserves due to governmental regulations, transportations difficulties, and cost and price fluctuations in the area.

Note H. Significant Customers

For the year ended December 31, 2010, a majority of the OGX Group’s oil and gas revenue was derived from three purchasers. The OGX Group believes that in the unlikely event that the OGX Group lost a major purchaser, it would not constitute a significant risk, as the OGX Group could sell its crude oil and natural gas to other purchasers.

Company A	58%
Company B	24%
Company C	5%

The OGX Group

Unaudited Supplementary Information

Reserve Quantity Information

The following information represents estimates of the OGX Group’s proved reserves as of December 31, 2010, which have been prepared and presented under SEC rules which became effective for fiscal years ending on or after December 31, 2009. These rules required SEC reporting companies to prepare their reserves estimates using revised reserve definitions and revised pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The previous rules required that reserve estimates be calculated using last-day-of-the-year pricing. The pricing that was used for estimates of our reserves as of December 31, 2010 was based on an unweighted average twelve month average West Texas Intermediate posted price of $79.43 per Bbl for oil and a Henry Hub spot natural gas price of $4.38 per MMBtu for natural gas.

Another impact of the SEC rules was a general requirement that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This rule limited, and may continue to limit, the OGX Group’s potential to record additional proved undeveloped reserves as it pursues its drilling program, particularly as it develops its significant acreage in the Permian Basin of Southeast New Mexico and West Texas. Moreover, the OGX Group may be required to write down our proved undeveloped reserves if we do not drill on those reserves with the required five-year timeframe. The OGX Group does not have any proved undeveloped reserves which have remained undeveloped for five years or more.

The OGX Group’s proved oil and natural gas reserves are all located in the United States, primarily in the Permian Basin of Southeast New Mexico and West Texas. Proved reserves were estimated in accordance with the guidelines established by the SEC and the FASB.

Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The OGX Group emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

The following table provides a rollforward of the total proved reserves for the year ended December 31, 2010, as well as proved developed and proved undeveloped reserves at the beginning and end of each respective year. Oil and condensate volumes are expressed in MBbls and natural gas volumes are expressed in MMcf.

	Oil and Condensate (MBbls)	Natural Gas (MMcf)	Total (MBoe)
Total Proved Reserves:
Balance, January 1, 2010	622,612	3,361,832	1,182,917
Extensions and discoveries	336,253	1,430,678	574,699
Revisions of previous estimates	212,962	(545,749)	122,004
Production	(59,719)	(454,937)	(135,541)

Balance, December 31, 2010	1,112,108	3,791,824	1,744,079

Proved Developed Reserves:
January 1, 2010	241,175	823,296	378,391
December 31, 2010	615,683	2,256,843	991,824
Proved Undeveloped Reserves:
January 1, 2010	381,437	2,538,536	804,526
December 31, 2010	496,425	1,534,981	752,255

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows is computed by applying at December 31, 2010 the 12-month unweighted average of the first-day-of-the-month pricing for oil and natural gas to the estimated future production of proved oil and natural gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and natural gas properties. Estimates of fair value would also consider probable and possible reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

The following table provides the standardized measure of discounted future net cash flows (in thousands) at December 31, 2010:

Oil and gas producing activities:
Future cash inflows	$92,993,979
Future production costs	(34,131,029)
Future development and abandonment costs (a)	(12,481,366)

Future net cash flows	46,381,584
10% annual discount factor	(19,731,696)

Standardized measure of discounted future net cash flows	$26,649,888

(a)	Includes $.9 million of undiscounted asset retirement cash outflow estimated at December 31, 2010, using current estimates of future salvage values less future abandonment costs. See Note E for corresponding information regarding the OGX Group’s discounted asset retirement obligations.

Changes in Standardized Measure of Discounted Future Net Cash Flows

The following table provides a rollforward of the standardized measure of discounted future net cash flows (in thousands) for the year ended December 31, 2010:

Oil and gas producing activities:
Extensions and discoveries	$8,179,738
Net changes in prices and production costs	8,254,087
Oil and natural gas sales, net of production costs	(4,111,364)
Changes in future development costs	3,106,948
Revisions of previous quantity estimates	2,848,781
Accretion of discount	1,210,881
Changes in production rates, timing and other	(4,947,989)

Change in present value of future net revenues	14,541,082

Balance, beginning of year	12,108,806

Balance, end of year	$26,649,888